Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 3rd Quarter 2023

October 24, 2023 // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Craig W. Kliethermes — President and Chief Executive Officer

Jennifer L. Klobnak – Chief Operating Officer

Todd W. Bryant —Chief Financial Officer

Aaron P. Diefenthaler —Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation

Greg Peters	Raymond James & Associates
Andrew Anderson	Jefferies LLC
Meyer Shields	Keefe, Bruyette & Woods, Inc.
Scott Heleniak	RBC Capital Markets LLC

RLI CORP.

Moderator: Aaron Diefenthaler

October 24, 2023

10:00 a.m. (CDT)

Operator: Good morning, and welcome to the RLI Corp. Third Quarter Earnings Teleconference. [Operator Instructions].

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K, as supplemented in Forms 10-Q, all of which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing third quarter results.

During the call RLI management may refer to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. Additionally, equity in earnings of Maui Jim and the related taxes were excluded from operating earnings and operating EPS for 2022 due to the sale of RLI’s investment in the third quarter of 2022. RLI's management believes these measures are useful in gauging core operating performance across reporting periods, but may not be comparable to other companies' definitions of operating earnings.

The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Chief Investment Officer and Treasurer, Mr. Aaron Diefenthaler. Please go ahead.

Aaron Diefenthaler: Good morning.  Thank you for joining RLI’s third quarter earnings call for 2023. Joining us are Craig Kliethermes, President and CEO; Jen Klobnak, Chief Operating Officer; Todd Bryant, Chief Financial Officer. Today’s agenda will include Craig opening up the call with some high-level remarks.  Todd will offer detail on our financial results for the quarter.  Jen will offer additional commentary on market conditions and our product portfolio.  The operator will then open the line for questions and Craig will close with some final thoughts. Craig?

Craig Kliethermes: Thank you, Aaron, and good morning, everyone.   The devastating Maui wildfires that occurred in early August were a notable event for our customers, our team, and our business, this quarter. We continue to extend our heartfelt support to all who were affected by this tragic event.

As Todd will touch on shortly, the quarter’s results were significantly impacted by this catastrophe.  Our claim team, both in Hawaii and other parts of the country, responded quickly to assess the damage, and remain dedicated to helping affected policyholders begin to recover, as quickly as possible.  Our purpose, is to take on and diversify risks, that can’t be borne by an individual or business, in exchange for a premium.  Subsequent

to a catastrophic or unexpected event, we execute our mission to fulfill the promises we have made to our impacted policyholders.   Our financial strength is a benefit to those affected, as well as our shareholders. I will let Todd and Jen go into more detail on the financials and the market in general.  Todd, take it away.

Todd Bryant: Thanks Craig.  Good morning, everyone.  Yesterday, we reported third quarter operating earnings of $0.61 per share. The quarter’s results were adversely affected by losses from the Hawaii wildfires, but remained positive with an overall combined ratio below 100 and continued growth in investment income.  All in, we posted a combined ratio of 98.7 for the quarter, now 88.0 year to date. We continued to experience top-line growth, up 11% in the quarter, which Jen will unpack in a bit.  Investment income advanced 50%, as improved reinvestment rates and a larger invested asset base have been very accretive. Operating cash flow remained strong, at $329 million year to date, and continued to support growth in invested assets.

Q3 net earnings per share of $0.29 is challenging to compare to last year’s $9.61 as 2022 was heavily influenced by the realized gain achieved on the sale of our stake in Maui Jim.  Our underwriting profitability, the previously mentioned investment income growth, and modest realized gains of $7 million dollars were partially offset by net unrealized losses on equities of $25 million dollars in the quarter.

From an underwriting income perspective, the quarter’s 98.7 combined ratio compares to 97 reported last year, as catastrophe activity affected both periods. Losses recorded from the Maui wildfires were $66 million for the quarter, which was on the lower end of our previously announced range.  Of this amount, $14 million relates to reinstatement premiums on our catastrophe treaties.  Impacts from this event added 17 points to the quarter’s combined ratio.  We also recorded $5 million in other storm-related losses in the quarter. The comparative quarter last year included $40 million in losses from Hurricane Ian.   As a reminder, first dollar retention on our catastrophe treaties increased to $50 million in January of 2023, up from $25 million previously. Apart from catastrophe events, incurred losses in the Property segment were low for the third quarter of 2023 and remain well contained for the year.   Elevated catastrophe losses certainly made a notable impact on our property segment’s loss ratio but revenue growth is also part of the story. Earned premium growth from rates achieved over the trailing four quarters continued to moderate the overall impact of storm losses with the property segment’s combined ratio at 88 on a year-to-date basis.

From a prior years’ reserves perspective, Casualty drove the majority of the overall benefit recorded. Casualty posted $22 million of favorable loss emergence, across a number of product lines. Executive products, commercial excess, general liability, and personal umbrella had notable benefits over multiple accident years. Property was modestly adverse on the 2021 accident year.  This was largely driven by marine, which remains favorable on a current year basis. For Surety, favorable reserve development was $1 million, driven by the commercial segment.  As noted each quarter, our approach to reserving remains the same and the quarter’s results are reflective of a consistent process for evaluating loss reserves.

Moving to expenses, compared to last year, our quarterly expense ratio decreased 1.2 points to 39.2. The decline would have been greater but for the aforementioned reinsurance reinstatement premiums. These ceded premiums are fully earned as recorded and result in lower net premiums earned from a trend perspective. The elevated ceded premiums earned adversely impact expense ratio comparisons. For the quarter, the expense ratio was up 1.8 points due to this impact.  On a year-to-date basis, the impact was a half point increase.  We have, however, continued to increase investments in people and technology to support growth, improve the customer experience, and drive long-term efficiencies.

Turning to investments, capital markets had a challenging quarter with both stocks and bonds declining, resulting in a total return of minus 1.7% for the combined portfolio.  High quality fixed income has dominated our purchase strategy for some time and yields averaged 5% in Q3, well above the portfolio’s current book yield.  Our cash and short-term investment allocation was down from June 30th as claim activity and the repayment of our 2013 long-term debt issue at RLI Corp. required additional liquidity. A portion of the proceeds used for bond repayment on September 15th were sourced by drawing $50 million from our existing credit facility at PNC.  Overall the balance sheet is in solid shape with an increased allocation to high quality fixed income, slightly lower leverage, and strong available liquidity. Incorporating fixed income declines in comprehensive earnings and adjusting for dividends, book value per share declined slightly from June 30th but remains up 13% from year-end 2022 to $28.47. Away from the traditional investment portfolio, investee earnings were up significantly when compared to last year to $2 million in the quarter.  2022 was heavily influenced by transaction-related expenses at Maui Jim and as referenced in our press release we have excluded Maui Jim’s impact on operating earnings which offers a better comparison.

All in all, a solid operating quarter and continued positive momentum for the year. And with that, I’ll turn the call over to Jen.

Jen Klobnak: Thank you, Todd. I will jump right into some details on our business by segment.

Property premium for the quarter was up 26%. The growth continues to be led by our E&S Property division which grew 39% and included a 42% rate increase. The catastrophe market remains hard with opportunities on both hurricane and earthquake business. Capacity has been reduced or pulled from many MGA markets and binding facilities. The delegated authority markets are still competitive but only when the risk meets their narrower appetite. We are starting to see some limited competition return from admitted markets. Commercial businesses in Florida are increasing deductibles or buying less limit to control their spend. We are controlling our exposure by continuing to sell lower limits and managing our concentrations by region to acceptable levels. Our growth, which is driven predominately by rate at this point, has positively contributed to the bottom line.

Our Hawaii homeowner book grew premium 17% in the quarter. We have been a stable market with local underwriting and claim talent supporting Hawaii homeowners for over 25 years. The Lahaina wildfire in August was an extreme and tragic event for our insureds, producer partners, and employees. We mobilized immediately after the event, providing direct support including alternative housing and care packages within the first week. Given the severity in Lahaina, many locations were complete losses, which allowed us to quickly fulfill our promise and pay covered claims expeditiously. We continue to work with insureds to understand the totality of their loss and to help them secure long-term housing. We are committed to the Hawaii homeowners market and will continue to write new business in the state. We are proud of our associate owners’ response to this event and their ongoing commitment to provide exceptional customer service.

Our Marine division had slower top-line growth in the quarter due to market dynamics and underwriting adjustments made. However, we see continued opportunities in all property markets in the near to medium term. The combined ratio for the quarter for our property segment was 122 due to the Hawaii losses but the combined ratio is year-to-date is 88 which reflects the increased margin we’re achieving in the current hard market.

Turning to our Surety segment, premium was down 2% for the quarter but we posted an 82 combined ratio. Contract Surety premium was down 7% for the quarter. We are in a more uncertain economic period particularly for private sector construction, which is slowing due to higher materials costs and interest rates, in particular. These conditions can cause contractors to stretch to win projects, but it puts pressure on their profitability and their ability to execute. We are closely monitoring our contractors’ financial security and project backlogs. We are seeing some increased claim notices and are working collaboratively with our contractors to ensure jobs are completed while closely managing claim costs. Commercial Surety premium was also down slightly. We are having broad based success in writing new business in this market but the timing of bond renewals that shifted into the fourth quarter and the release of several sizeable bonds put pressure on top line growth. As we review the overall Surety industry results, we are pleased with the profitability achieved by our Surety team as we continue to focus on underwriting discipline.

Casualty premium grew 6% on a 90 combined ratio. Personal umbrella premium led the way with 33% growth supported by the continued market disruption. Our personal umbrella product is sold on a standalone basis and demand is rising in those states where personal lines’ carriers have been pulling back on their auto or their homeowners’ businesses due to losses or the inability to obtain adequate rate levels. Given these issues, we work with our producer partners to manage the growth and have instituted higher underlying limit requirements or have surcharged insureds who buy down their attachment point. We have also obtained rate increases from many states, which translated into a 7% rate increase for personal umbrella this quarter.  Premium in our professional services and small commercial division grew 6% this quarter as we continue to focus on serving architects, engineers, and contractors through a broad product offering and value-added risk management services.

For our other Casualty businesses, we are experiencing some challenges due to competition, consolidation of insureds in select market segments, a slowdown in construction in certain regions, and revenue decreases for some transportation and construction risks. Despite these challenges, our more mature business units in casualty, transportation, and executive products are collectively flat from a production standpoint. Rate change for the Casualty segment was up 5% which includes a 5% decrease for executive products, which is showing some moderation, and a 10% increase in transportation as we continue to stay ahead of increasing loss costs. We would like to see the industry news of loss emergence in older accident years drive more discipline within the market overall. As referenced, there are several moving parts in Casualty, but we continue to focus on risk selection with a constant eye toward underwriting profit.

Once again, we are very pleased with the performance of our product portfolio and we see positive momentum in several key areas going forward. Our diverse portfolio, supported by outstanding service to our producer partners and insureds, continues to perform well.

Now, I’ll turn the call over to the moderator to open it up for some questions.

Operator: [Operator instructions]. Our first question today comes from Greg Peters from Raymond James.

Greg Peters:  Great. Good morning, everyone. I wanted to go back, Jen, during your comments on pricing in Casualty. I think you said 7% in umbrella, but you also called out financial products and some of the other lines where pricing is flat or down. Can you spend a minute and just give us your view on how these pricing trends are matching up with your expectations around loss cost inflation?

Jen Klobnak: Sure, Greg. Thanks for the question. It varies by market within the Casualty segment, our Casualty book is fairly diverse. And we're seeing opportunity in a lot of spots. Personal umbrella leading the way on growth. But that is subject to approved rate filings, which we've had a lot of success in certain states and in other states, I'd say that it's been more challenging. So we are managing that growth by region and working with our producers to make sure that we're not growing too quickly in states where we can't get those approvals in place. But we think overall, based on how we're managing that growth and based on our commitment to a dedicated claim service in that area, that we are staying on top of trends that are happening. I know that in the industry, that is a difficult coverage. We hear that from our reinsurance partners. But as they compare our book performance to others, they continue to support us. So we think we're doing okay in that area.

I think transportation is an area that hit the news a lot recently, too. It's related as far as the auto losses. We've got a 10% rate increase for capitation for the quarter, 7% year-to-date. I've got a chart here that shows back to 2018, we've had rate increases between 6% and 12% every year consecutively. And so we continue to know that losses happen every day in our Transportation division. So we need to continue to get rate as inflation, whether it's physical damage or bodily injury or the court system happens, we do need to continue to get rate there. We're focused really on risk selection through too, so in our Transportation division, in general, we've been shrinking in certain parts because it's been so competitive. And so it's not about rate versus loss trend, it's about looking at the individual risks and making sure that you understand the possibility of how they are controlling losses, how they're training their drivers and maintaining their trucks and things of that nature. So we dig into the details there.

And then I think the other area of interest usually is our executive products group, which includes the D&O area. I mentioned the 5% rate decrease for the quarter, 6% year-to-date. The headlines there have been that it's been a drastic reduction. Yes, we did see some larger reductions in the first half of the year. But again, we've used risk selection to get off of accounts where we think that rate decreases too much. And so it comes back to individual underwriting and looking at the risk and making sure that we're comfortable with each one going forward. The momentum of renewing an account is pretty strong. But as an underwriter that's paid on the bottom line, they take a moment and they look at it to see what in that risk has changed since the last renewal. And should they actually continue even if there is a rate decrease. And sometimes the answer is yes. That account has performed well, and we can keep supporting them. And at other times, we have to be able to walk away. And so that's kind of the scenario. If you have questions on any of the other areas, I'm happy to answer any other questions on that.

Greg Peters:  Well, that was great color. I guess I would like to pivot for a second on the reinsurance portion. Just curious about how -- I think you said the Hawaii losses wound up coming at the low end of the range of what you originally guided to. So just curious about how the reinsurance worked for that loss, how much cover is left or some parameters that you can provide? And then do you think it's going to affect your pricing for next year? Or considering that your catastrophes elsewhere have been pretty limited at least year-to-date, maybe you'll get a pass on that? I'm just curious if you have an early view on reinsurance costs for next year.

Craig Kliethermes: Well, I'm going to let Jen -- this is Craig - I'm going to let Jen talk about what she thinks about next year because she's probably a lot closer to it to me. But, Matt, all I can say is the loss -- with the reinstated premium that Todd referred to, there are no holes in our program. The program exists just like it did previous to the Maui loss. So if we were to have another large event, we would have coverage through the power, just like it was pre-Maui as a result of the reinstatement premium that we paid.

Jen Klobnak: Yes. So we had disclosed a $65 million to $75 million net range, net of reinsurance that would be.  And that would include all in, so that includes reinstatement premiums. We booked $66 million. You can see it was at the low end of the range. That included $14 million of reinstatement premium, as Todd referenced earlier. If you look at it, our tower is a $750 million tower excess of $50 million retention. We're not going to get near, you know, at the top of that tower with this event. In fact, we're towards the lower end. We think we have plenty of coverage for events like this. I think this was an odd event. If you talk to our local Hawaii underwriting and claims staff, they would say they have never seen anything like this on the island. They've been there quite a while. It was quite a severe event.

But we look at concentrations for property business across our portfolio. We have a number of units that write property business, from E&S properties, to marine, to our packaged products, to Hawaii. And in all cases, we do the old-fashioned circles of limits, how much limit do we put in an area. And are we comfortable that in a particular event, whatever kind came through that area, are we comfortable sustaining that loss on a net basis and just sharing that information with our reinsurers. I think we'll have more conversations with our reinsurers given this was unusual for our portfolio, at least in our history, but we have been in contact with them. We've been – we’ve done our trips to Bermuda and London already this year. So we're in contact with everybody. We're pretty transparent when it comes to a loss so we give them a lot of detail around the particular individual losses and what's happening and how we adjusted the claims. In this particular event in Hawaii, there are several coverages involved. So we -- in our loss estimate, we looked at things like additional living expense, for example, and we have reserved the full amount of that limit because we have seen an increased cost for housing in the area, and we think it will take a long time to rebuild. So we've built in all of those assumptions into our estimates. We're comfortable with that going forward.

The reinsurers of course are going to say, "We want to charge you more." That's what they do. You hear that in all the headlines. We're going to work with them to show them what our exposure is, what our process is and look for differentiation in the market because, again, we think we do a pretty good job in this area, and we've been doing it for a long time. And so we wouldn't expect it to cause a huge impact to our reinsurance renewal process, but we're very early stages in the negotiations for 1/1 at this point so we'll see how it turns out.

Greg Peters:  Excellent. Thanks for that color. I guess the final question I had is just in the area of Surety, you talked -- the premium growth, you talked about some of the economic challenges for premium growth in that business. I'm just curious, there's a lot of headlines out there and noise in the marketplace about how the economy is going to look for next year. And as you guys are going through the budgeting process, I'm curious, with your customer set, how you think the Surety business might shape up next year. Any sort of guidepost you might be willing to provide would be helpful. That's my last question.

Jen Klobnak: Sure. So I don't know if you follow the SFAA results that get published every quarter. They came out about a month ago. There’re on a pretty big lag. But if you look at the results for the industry, they've been elevated for the last couple of years. And if you look at our results, we're performing very well compared to the industry from a bottom line perspective. From a top line perspective, you'll see that we've actually -- I'll say, falling down the chart a little bit in terms of the larger surety market. So we're now right around the 20th largest surety market. And some people would say, "Oh, that's disappointing." But we're not. We used to be, I think, the tenth largest. And so that is a little bit disappointing, but the point is the industry is more competitive -- sometimes, as I mentioned, they do stretch and so we want to be sure that they’re good projects on the contract by in particular, that they're building in enough profits to sustain their business. So it's hard to say how our business is going to grow. It's going to depend on how our competitors act. But for us, we're going to continue to focus on the discipline and the risk selection.

Operator:   Our next question comes from Andrew Andersen from Jefferies.

Andrew Anderson: Looking at Casualty reserve releases that were a bit stronger quarter-over-quarter, though a little bit lower year-over-year. I guess to start, is there different reserves that are reviewed in the third quarter versus the second? And secondly, has the approach to reserve studies and viewing inflation trends changed through 9 months this year?

Todd Bryant:  Andrew, it's Todd. The process is the same. So there's nothing different quarter-to-quarter. So nothing unique about the third quarter, relative to the first two quarters. And nothing different as we compare to what would have been done third quarter of last year. So no change whatsoever. This is just how the studies fell out, if you will.

Andrew Anderson:  Got it. And I think in the second quarter this year, you made some changes to current accident year picks for some of the energy business. Was there any similar type of change in current year picks this quarter in casualty?

Todd Bryant:  Nothing material whatsoever on the current accident year, not at all.

Andrew Anderson:  Okay. And maybe last one for me. At the top of the call, you kind of mentioned ratio improving it and perhaps a little bit of noise from the reinstatement premium. But what kind of opportunities do you see here with the investments that you're making in technology to perhaps improve the expense ratio a little bit from here?

Todd Bryant: Well, yes, that's a good question. I think we're always looking to see where we can drive efficiencies as we grow. So there is opportunity there on the technology front. Trying to get fewer either front-end systems or getting to one billing system, so looking on the efficiencies there. But a big part of it is really that customer experience. So that -- anything positive that we do from that standpoint, the hope would be that would be supportive of growth in premium, which will also improve the expense ratio. So there's opportunity, certainly investments we need to make, and we're focused on all of that.

Operator: [Operator Instructions]. Our next question comes from Meyer Shields from KBW.

Meyer Shields:  One quick question for Jen. You talked about underwriting adjustments in Marine. I was hoping you could expand on that a little bit.

Jen Klobnak: Sorry, you were talking so fast. I didn't understand the question.

Meyer Shields: Sorry. That's an occupational hazard. Yes. In your opening comments, you talked about underwriting adjustments in marine, and I'm not sure what that actually means.

Jen Klobnak: Sure. So you may have heard Todd say that the property reserve -- loss reserve release was a little bit adverse this quarter. And that's related to some marine liability claims that we had from a couple of years ago. So Marine is, even though to the property segment, it's a combination of both property and liability coverages but it is mostly property. That's why I said in that segment. But we have seen a little bit of activity on the liability side, and we have seen some issues in our cargo book, and so we've made a few small underwriting adjustments. I don't want to -- we're not like we underwriting the book, but we're just adjusting on the edges a bit which has caused us to reduce a little bit of the growth that we've seen historically in marine as of late. That's a very healthy book, though. We continue to get positive rate in marine. So for the quarter, we had a 5% rate increase in Marine, 6% year-to-date. So we're just taking minor underwriting accident, but we do throughout, but in this particular case, it was a little bit more noticeable on the top line. So that's what is going on in the Marine book.

Meyer Shields: Okay. So it wasn't like a numerical adjustment. It was just tightening of underwriting standards?

Jen Klobnak: Yes.

Meyer Shields:  All right. Sorry, I wasn't sure. Related question. I know we talked a lot about how turmoil in the personal lines market is creating opportunity for stand-alone personal umbrella. I'm wondering, is there any downside --  is there any business that's lost sort of on --that you wouldn't want to leave because of all the challenges in personal lines?

Jen Klobnak: That's an interesting question. I -- we're not really losing business right now. We are -- our retention is pretty much steady. So I would say there's nothing notable there. In fact, it'd be nice if our retention was higher because it does take effort to gain new business so it would be nice if that would be higher. But we're not seeing any business that we're losing that we would not want to lose I would say at this point.

Meyer Shields:  Okay. Excellent. And then one final question, just for modeling purposes. Is there a given breakdown of the catastrophe losses and the reinstatement premium between the property and casualty segments that we can use?

Todd Bryant: Meyer, it's Todd. For the quarter, it really was contained. All of the Maui losses were contained within the Property segment as well as the reinstatement premium. The other storm losses in the quarter, the other $5 million that I mentioned, there was around $1 million of that is about in the Casualty segment. So the bulk of that was in the Property segment as well.

Operator: [Operator Instructions] Our next question comes from Scott Heleniak from RBC Capital Markets

Scott Heleniak: I was wondering if you could -- if you're able to share the -- what the gross losses are from the Hawaii wildfires? I think somebody was trying to get at that before. But is that something you're able to share?

Todd Bryant:  Got it. It's Todd. I mean, I'm not sure the relevance from that standpoint. I mean, to the extent that you're trying to do a comparative to prior periods when you think in terms of changes in the reinsurance. But it's -- you're going to be in that 150-plus range. I mean, you can kind of see it. And the initial reserve estimates that we have made. We're going to do a 130 to 150 range, and we're constantly attempting any way to be more on the conservative side in our initial look.

Scott Heleniak:  Okay. That's helpful. And then just touching on the reserve releases again, was there any particular accident year that stood out where most of those releases came from? Or was it spread out? Anything notable there?

Todd Bryant: It was spread out. I mean, we have a little bit in the '15 to '17, some of the '19 to '21. I mean, it really wasn't any particular accident year that a bulk of that was coming through. Pretty spread.

Scott Heleniak: Okay. And then just my last one was a comment that was made about -- I think it was on the Property book, there was some signs of increased competition from mid-market carriers. And I was wondering if you might be able to give a little more detail on that. Is – are you just seeing that from one or two in certain areas, certain regions? Or -- just curious if you can share anything more on that.

Jen Klobnak: Sure. So this is Jen. So we focus on Florida these days. So I'd say in Florida, we're seeing -- it was surprising to see some -- we lost one account to somebody, but it's not widespread. But you see these little green shoots and you're surprised by it. So I think the Florida market in particular would be very difficult to navigate on an admitted basis. So I don't know that’s the start sort of a trend. I think the big competition comes from a lot of those MGAs and things, but then also Citizens as well continues to be a big force there, which is unfortunate to see. You hope that that would be less of an emphasis. So I don't know. That market will continue to evolve. We're not seeing a ton of competition there, but there is some starting to emerge.

Operator: [Operator Instructions] If there are no further questions, I will now turn the conference over to Mr. Craig Kliethermes for any closing remarks.

Craig Kliethermes: Thank you everyone for joining today. The financial results we reported yesterday reflects our organizational resiliency.  Consistent profitability and top line growth, are a testament to our diversified specialty product portfolio, our deep underwriting and claim expertise in our chosen markets, and a willingness to prudently lean into disruption where we understand the exposures, and the market environment. We grow with the opportunities, and with investments in talented experts, and deep relationships. We don’t seek growth, simply for growth’s sake, and we don’t run away from markets we serve with the first large loss.  Our disciplined commitment to make the best long-term decisions, for our customers and our shareholders, has served us well and is a differentiator of our culture and our organization. I am proud of our associate-owner’s efforts and the unique ownership model we have maintained.   We are committed to being different, because being different works! Look forward to visiting with you all next quarter.

Operator: Ladies and gentlemen, if you wish to access the replay of this call you may do so by dialing 1 (866)813-9403 with an ID of 457397. This concludes our conference for today. Thank you all for participating, and have a nice rest of your day. All parties may now disconnect.

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